Exhibit 4.21

edward nathan sonnenbergs

johannesburg cape town durban

150 west street

sandown sandton johannesburg 2196

p o box 783347 sandton south africa 2146

docex 152 randburg

tel +2711 269 7600 fax +2711 269 7899

info@problemsolved.co.za www.problemsolved.co.za

FIRST ADDENDUM TO THE SALE OF BUSINESS AGREEMENT

entered into between

HARMONY GOLD MINING COMPANY LIMITED

and

BUSINESS VENTURE INVESTMENTS NO 1692 PROPRIETARY LIMITED

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

1.	INTERPRETATION

In this Addendum –

1.1.	“Addendum” means this first addendum to the Sale of Business Agreement;

1.2.	“Sale of Business Agreement” means the sale of business agreement entered into between the Parties on 20 March 2013; and

1.3.	unless otherwise defined herein or the context indicates otherwise, words and expressions defined in the Sale of Business Agreement will have the same meanings and any reference to the word “clause” or “annexure” refers to a clause or annexure of the Sale of Business Agreement.

2.	INTRODUCTION

2.1.	The Parties have agreed to amend the Sale of Business Agreement by making certain amendments.

2.2.	The Parties have agreed to extend the date for fulfilment of the Condition Precedent contained in clause 4.1.14.

2.3.	The Parties wish to record their agreement in writing.

3.	AMENDMENT

The	Parties hereby amend the Sale of Business Agreement by deleting the words and numbers –

3.1.	“1 March 2013” where they appear in clause 2.1.32 and the replacement thereof with the words and numbers “1 April 2013”;

3.2.	“R460,600,000 (four hundred and sixty million and six hundred thousand rand)” where they appear in clause 8.1 and the replacement thereof with the words and numbers “R449,689,872.46 (four hundred and forty nine million six hundred and eighty nine thousand and eight hundred and seventy two rand forty six cents);

3.3.	“R4,606,000 (four million six hundred and six thousand rand)” where they appear in clause 9.1.1 and the replacement thereof with the words and numbers “R4,496,898.72 (four million four hundred and ninety six thousand and eight hundred and ninety eight rand seventy two cents)”; and

3.4.	“R445,994,000 (four hundred and forty five million and nine hundred and ninety four thousand rand)” where they appear in clause 9.1.2 and the replacement thereof with the words and numbers “R445,192,974.00 (four hundred and forty five million one hundred and ninety two thousand and nine hundred and seventy four rand)”.

4.	EXTENSION

The Parties hereby extend the date for fulfilment of the Condition Precedent contained in clause 4.1.14 to 14 June 2013.

5.	SAVINGS CLAUSE

Save to the extent specifically or by necessary implication modified in or inconsistent with the provisions of this Addendum or unless otherwise agreed in writing between the Parties, all the terms and conditions of the Sale of Business Agreement shall mutatis mutandis continue to apply.

6.	COSTS

Each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Addendum.

7.	SIGNATURE

7.1.	This Addendum is signed by the Parties on the dates and at the places indicated below.

7.2.	This Addendum may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Addendum as at the date of signature of the Party last signing one of the counterparts.

7.3.	The persons signing this Addendum in a representative capacity warrant their authority to do so.

FOR	HARMONY GOLD MINING COMPANY LIMITED

Signature:	/s/
who warrants that he / she is duly authorised thereto
Name:	Frank Abbott
Date:	24 May 2013
Place:	Randfontein

FOR	BUSINESS VENTURE INVESTMENTS NO 1692 PROPRIETARY LIMITED

Signature:	/s/
who warrants that he / she is duly authorised thereto
Name:	Frank Abbott
Date:	24 May
Place:	Randfontein

4